Exhibit 99.1

NEWS RELEASE

LANCER ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

SAN ANTONIO, TEXAS, August 26, 2004— Lancer Corporation (Amex: LAN) announced results of its Annual Meeting of Shareholders held on Tuesday, August 24 in San Antonio, Texas.  New nominees Brian C. Flynn, Jr., James F. Gallivan, Jr., and Harold R. “Hank” Schmitz were elected to the Lancer Board, while Walter J. Biegler and Jean M. Braley retired from the Board.  The Lancer Board now consists of eight members.  Following the shareholder meeting, the Board elected Mr. Schmitz to be Board Chair.  Additionally, the Board created a new committee of the Board of Directors to be known as the Shareholder Value Improvement Committee.

Mr. Flynn, 42, has been a Managing Director of Columbia Equity Partners, a private equity and consulting firm in Seattle, Washington, since 1997.  From 1991 to 1997, Mr. Flynn was a Managing Director at Bachow & Associates, a Philadelphia, Pennsylvania private equity fund.  From 1987 to 1991, he was a strategy and turnaround consultant at Bain & Company.

Mr. Gallivan, 46, is Managing Director of Investment Security Services LLLP, an investment management partnership that manages Bedrock Management, L.P. and related entities.  Mr. Gallivan has been managing Bedrock Management, L.P. or its predecessor since 1991.  Prior to 1991, Mr. Gallivan was involved with public and private market securities with the firms of Weber Hall Sale and Associates, and Rauscher Pierce Refsnes, Inc.

Mr. Schmitz, 57, has been a private investor since 1999.  From 1991 to 1999, Mr. Schmitz was Chief Executive Officer of Victory Refrigeration, LLC, a manufacturer of commercial refrigeration for the foodservice industry.  From 1983 to 1991, he was Chief Executive Officer of Selmix-Alco, a manufacturer of beverage dispensing systems.  Prior to 1983, Mr. Schmitz held various positions with Pepsi Cola and The Coca-Cola Company.

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom. Lancer is a vertically integrated manufacturer with 2003 sales of $113 million, and employing approximately 1,200 people. Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.